Exhibit 10.2

August 30, 2022

Kenneth Jacobson

14215 S. 13th Way

Phoenix, AZ 85048

Dear Kenneth:

We are pleased that you have agreed to serve as the Chief Financial Officer of Avnet, Inc. (the “Company”). This letter agreement (this “Letter Agreement”) sets forth the terms and conditions of your employment as an officer (“Officer”) of the Company.

1.                  Position and Term. Effective September 6, 2022, you shall serve as Senior Vice President, & Chief Financial Officer of the Company. Except with respect to the restrictive covenants set forth in Annex A attached hereto, this Letter Agreement may be cancelled by either party upon written notice at any time. The period for which you will serve as the Chief Financial Officer is referred to herein as the “Term.”

2.                  Base Salary. During the Term, you will be paid a base salary of at least $500,000 per year. The base salary will be paid in accordance with the Company’s standard payroll procedures.

3.                  Bonus. For the first quarter of FY23 (July 1 through September 5, 2022), you will receive a prorated quarterly incentive bonus based on an annual target amount of $179,166. Beginning September 6, 2022, in FY23, you will participate in the annual incentive bonus program for members of the Avnet Executive Leadership Team based on an annual target amount of $500,000. The actual amount of incentive bonuses will be determined based upon the achievement of specific financial and strategic targets in the sole discretion of the Compensation and Leadership Development Committee of the Board.

4.                  Equity Grants. Beginning in FY23, you will receive an annual grant of Company equity, typically a mix of performance share units and restricted stock units. For FY23, we anticipate that your equity grant will total $1,250,000. These awards will be subject to the terms of the Company’s equity incentive plan and standard grant agreements and vesting schedule.

6.                  Employee Benefits. You will be eligible to participate in the Company’s employee benefit plans on the same basis as other senior executives, in accordance with the terms of such plans as they may be amended from time-to-time.

7.                  Severance. If the Company terminates your employment without Cause, you will receive a lump sum payment equal to your base annual salary and your target bonus for the year in which the termination occurs. For purposes hereof, “Cause” includes, but is not limited to, your gross misconduct, breach of any material term of this Letter Agreement, habitual neglect or wanton disregard of your duties, or conviction of any criminal act.

Avnet, Inc. 2211 S. 47th Street, Phoenix, AZ 85034

8.                  Restrictive Covenants. You agree to the restrictive covenants set forth in Annex A, which is attached hereto and incorporated herein by reference.

9.                  Tax Withholding. All amounts payable to you by the Company are subject to all applicable tax withholdings. In addition, you acknowledge that this Letter Agreement shall be interpreted consistent with the intent to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, such that there are no adverse tax consequences, interest, or penalties as a result of any amount paid or payable pursuant to this Letter Agreement.

10.                Recoupment. Any incentive or bonus payment made to you shall be subject to the terms and conditions of the Company’s recoupment or clawback policy, as in effect and amended from time to time, including disgorgement or repayment to the extent required by such policy.

11.                Entire Agreement/Governing Law. This Letter Agreement supersedes any prior agreements (whether written, oral, implied or otherwise) and constitutes the complete agreement between you and the Company regarding your position as Senior Vice President, Chief Financial Officer. This Letter Agreement is governed by Arizona law, without giving effect to principles regarding conflict of laws, and the parties agree to the exclusive jurisdiction of the state and federal courts in Maricopa County, Arizona, with regard to any disputes arising hereunder.

12.                Counterparts. This Letter Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

We are very excited to have you in an executive leadership role during this exciting time for the Company. Please confirm your agreement to the terms specified in this Letter Agreement by signing below.

Sincerely,

By
Philip Gallagher
Chief Executive Officer

AGREED AND ACKNOWLEDGED:

Kenneth Jacobson

Confidential

Annex A

Restrictive Covenants

The Officer acknowledges and recognizes (i) his possession of Confidential Information (as defined in Section (b), below), (ii) the highly competitive nature of the business of the Company and its affiliates and subsidiaries, which is worldwide in scope, and (iii) that reasonable restrictions on the Officer’s future business endeavors and the Officer’s ability to disclose Confidential Information are necessary to protect valuable client and customer relationships of the Company. Accordingly, in consideration of the premises contained herein, the Officer agrees to the restrictions set forth in this Annex A.

a.          Non-Competition. The Officer agrees that during the Term and for one (1) year thereafter, he shall not, either individually or as an officer, director, stockholder, member, partner, agent, employee, consultant, principal, or committee-member of another business firm or sole proprietorship, (i) engage in, or be connected in any manner with, any business operating anywhere in the world that is in direct or indirect competition with any active business of the Company or any of its affiliates or subsidiaries, or any planned business of the Company or any of its affiliates or subsidiaries of which the Officer is aware (each a “Competitive Business”); (ii)  be employed by an entity or person that controls a Competitive Business; or (iii) directly or indirectly solicit any customer or client of the Company or any of its affiliates or subsidiaries; provided, however, that the restrictions set forth in this Section (a) shall not prohibit the Officer from being a passive shareholder of a public company if the Officer owns less than one percent (1%) of such company.

b.          Confidential Information. The Officer agrees that he shall not, at any time during the Term or thereafter, disclose to another, or use for any purpose other than performing his duties and responsibilities under this Letter Agreement, any Confidential Information. For purposes of this Letter Agreement, Confidential Information includes all trade secrets and confidential information of the Company and its affiliates and subsidiaries including, but not limited to, the Company’s unique business methods, processes, operating techniques and “know-how” (all of which have been developed by the Company or its affiliates and subsidiaries through substantial effort and investment), profit and loss results, market and supplier strategies, customer identity and needs, information pertaining to employee effectiveness and compensation, inventory strategy, product costs, gross margins, and other information relating to the affairs of the Company and its affiliates and subsidiaries that the Officer shall have acquired during his employment with the Company.

c.          Non-Solicitation of Employees. The Officer agrees that he shall not, at any time while employed by the Company and for three (3) years thereafter, directly or indirectly solicit or induce any of the employees of the Company or any of its affiliates or subsidiaries to terminate employment with their employer.

Confidential